Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LeCroy Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of LeCroy Corporation of our report dated September 7, 2010, with respect to the consolidated balance sheets of LeCroy Corporation and subsidiaries as of July 3, 2010 and June 27, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the 53 week period ended July 3, 2010 and the 52 week periods ended June 27, 2009 and June 28, 2008, and the related financial statement schedule, which report appears in the July 3, 2010 annual report on Form 10-K of LeCroy Corporation, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the Company’s retrospective adoption of new accounting guidance for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement).

/s/ KPMG LLP

Short Hills, New Jersey

August 15, 2011